Exhibit 99.1

DANAHER CORPORATION ANNOUNCES CEO TRANSITION

THOMAS P. JOYCE, JR. TO SUCCEED H. LAWRENCE CULP, JR. AS PRESIDENT AND CEO IN MARCH 2015

WASHINGTON, D.C., April 16, 2014 – Danaher Corporation (NYSE: DHR) today announced that Executive Vice President Thomas P. Joyce, Jr. will succeed H. Lawrence Culp, Jr. as President and Chief Executive Officer upon Mr. Culp’s retirement on March 1, 2015. Mr. Culp will continue at Danaher in an advisory role into the first quarter of 2016.

Steven M. Rales, Chairman of the Danaher Board of Directors, stated, “This announced transition comes at a time of strength at Danaher given our attractive portfolio of businesses, excellent management team, strong balance sheet and culture of the Danaher Business System. The selection of Tom to succeed Larry next year reflects the culmination of our succession planning process. Tom has a demonstrated track record of success in a wide range of positions at Danaher over the past 25 years, and he is well qualified to lead our continued growth and development. The Board believes Tom is the ideal candidate to become just the fourth CEO in the Company’s 30-year history.”

Mr. Rales continued, “Larry’s leadership during the last 13 years as CEO has been extraordinary. During Larry’s tenure, Danaher’s revenues and market capitalization have increased approximately five-fold to nearly $20 billion and $50 billion, respectively, while at the same time driving shareholder returns five times that of the S&P500 Index. He has been instrumental in reshaping the portfolio and positioning us today as a leading global science and technology company. We have greatly expanded our global reach with particular emphasis in the high growth markets, increasing our sales in these markets ten-fold to $5 billion under Larry’s leadership. In addition, Larry has played a central role in enhancing the Danaher Business System and building a deep and talented management team.”

Mr. Culp began his career at Danaher in 1990 and has been President and Chief Executive Officer since May 2001. He said, “While there is much more I intend to accomplish at Danaher, I believe this is the right time to start this transition. Danaher has an exceptional portfolio and is poised for continued organic and inorganic growth. Tom and I have worked together for more than 20 years. He is a highly respected leader within Danaher, with a wealth of experience and knowledge about our businesses and the customers we serve. He also shares my passion for the Danaher Business System, our culture and our core values. With the support of our senior leadership team and our Board, I am confident that Tom is well-prepared to execute our strategic priorities and create significant value for shareholders.”

Mr. Joyce began his career at Danaher in 1989 as a Marketing Project Manager in the Danaher Tool Group. In 1995, he became President of Delta Consolidated Industries, a truck box and storage container manufacturer. Following that assignment, in 2001, Mr. Joyce became President of Hach Company, the global leader in water analytics. In 2002, he was appointed Group Executive and a corporate officer of Danaher. In 2006, he was promoted to Executive Vice President, and today has responsibility for Danaher’s Water Quality, Life Sciences and Diagnostics platforms, which collectively represent over $9 billion of annual revenues.

Mr. Joyce has been instrumental in building Danaher’s portfolio. Under his leadership, Danaher’s Water Quality platform revenues increased from $400 million to almost $2 billion. He has led the acquisition and integration of many of Danaher’s leading brands, including Beckman Coulter, AB SCIEX and

ChemTreat. He is a seasoned teacher and practitioner of the Danaher Business System and has played a key role in creating and evolving many of the tools and processes on which the system is built.

“I am deeply honored that the Board has selected me to succeed Larry as Danaher’s next President and CEO,” said Mr. Joyce. “Our company has a rich history of meeting the needs and expectations of our shareholders, customers and associates globally. I will work tirelessly to build on Danaher’s strong foundation, and our stakeholders should expect continuity and consistency from me going forward. I believe we have the right strategy, the right management team, and that our future is bright.”

About Danaher

Danaher is a global science and technology innovator committed to helping its customers solve complex challenges and improve quality of life around the world. Its family of world class brands have unparalleled leadership positions in some of the most demanding and attractive industries, including health care, environmental and communications. The company’s globally diverse team of 66,000 associates is united by a common culture and operating system, the Danaher Business System. In 2013, Danaher generated $19.1 billion in revenue and its market capitalization exceeded $50 billion. For more information please visit www.danaher.com.

Statements in this release that are not strictly historical, including statements regarding events or developments that we believe or anticipate will or may occur in the future, are “forward-looking” statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, deterioration of or instability in the economy, the markets we serve and the financial markets, the impact of our restructuring activities on our ability to grow, contractions or growth rates and cyclicality of markets we serve, competition, our ability to develop and successfully market new products and technologies and expand into new markets, the potential for improper conduct by our employees, agents or business partners, our ability to successfully identify, consummate and integrate appropriate acquisitions and successfully complete divestitures, contingent liabilities relating to acquisitions and divestures, our compliance with applicable laws and regulations (including regulations relating to medical devices and the healthcare industry) and changes in applicable laws and regulations, our ability to effectively address cost reductions and other changes in the healthcare industry, risks relating to potential impairment of goodwill and other intangible assets, currency exchange rates, tax audits and changes in our tax rate and income tax liabilities, litigation and other contingent liabilities including intellectual property and environmental, health and safety matters, risks relating to product defects, product liability and recalls, risks relating to product manufacturing, the impact of our debt obligations on our operations and liquidity, our relationships with and the performance of our channel partners, commodity costs and surcharges, our ability to adjust purchases and manufacturing capacity to reflect market conditions, reliance on sole sources of supply, labor matters, international economic, political, legal, compliance and business factors, disruptions relating to man-made and natural disasters, security breaches or other disruptions of our information technology systems and pension plan costs. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2013 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the first quarter of 2014. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

Contact:

Matt R. McGrew

Danaher Corporation

Vice President, Investor Relations

(202) 828-0850